Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in the Registration Statement of Oculus Innovative Sciences, Inc. (the “Company”) on Form S-3 (File No. 333-149223) and Form S-8 (File No. 333-141017) of our report dated June 11, 2008 with respect to our audits of the consolidated financial statements of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2008 and 2007 and for the three years in the period ended March 31, 2008 and our report dated June 11, 2008 with respect to our audit of effectiveness of internal control over financial reporting of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2008, which reports are included in this Annual Report on Form 10-K of the Company for the year ended March 31, 2008.
/s/ Marcum & Kliegman LLP
New York, New York
June 11, 2008